Exhibit 8.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

October 4, 2018

Global Net Lease, Inc.

405 Park Avenue, 3rd Floor

New York, New York 10022

Re: Global Net Lease, Inc.

Ladies and Gentlemen:

We have acted as counsel to Global Net Lease, Inc., a Maryland corporation (the “Company”), with respect to certain tax matters in connection with the issuance and sale of shares of common stock of the Company, par value $0.01 per share, having an aggregate sale price of up to $175,000,000 (the “Stock”). The issuance and sale of the Stock are discussed in (i) the prospectus dated November 10, 2016 (the “Base Prospectus”), filed as part of a registration statement on Form S-3, Registration No. 333-214579, with the Securities and Exchange Commission (the “Commission”) on November 14, 2016 (the “Registration Statement”), (ii) the prospectus supplement, dated December 12, 2016, in the form filed with the Commission on December 13, 2016 (the “Initial Prospectus Supplement”), (iii) the prospectus supplement, dated May 19, 2017, in the form filed with the Commission on May 19, 2017 (the “Second Prospectus Supplement”), and (iv) the prospectus supplement, dated October 4, 2018, in the form filed with the Commission on October 4, 2018 (the “Third Prospectus Supplement,” and together with the Initial Prospectus Supplement, the Second Prospectus Supplement, and the Base Prospectus, the “Prospectus”). In connection with the filing by the Company of the Third Prospectus Supplement, we have been asked to provide an opinion regarding: (i) the classification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”)1; (ii) the accuracy and fairness of the discussion in the Prospectus Supplement under the caption “Material U.S. Federal Income Tax Considerations”; and (iii) the treatment of Global Net Lease Operating Partnership, L.P, a Delaware limited partnership (the “Operating Partnership”) as a partnership or a disregarded entity for U.S. federal income tax purposes.

The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations issued thereunder (including Proposed and Temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to differing interpretations or change at any time, which may or may not be retroactive in effect, and which might result in modifications of our opinions. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the Internal Revenue Service (“IRS”) or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the IRS.

1 Unless otherwise stated, all Section references herein are to the Code.

Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Newark | Paris | São Paulo | Washington, D.C.

Global Net Lease, Inc.

October 4, 2018

In rendering our opinions, we have made such factual and legal examinations, including an examination of such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate, including, but not limited to, the following: (1) the Registration Statement (including exhibits thereto) and Prospectus; (2) the Articles of Amendment and Restatement of the Company, filed on April 3, 2015, as amended through the date hereof; (3) the Articles Supplementary of the Company, filed on September 8, 2017; (4) the Articles Supplementary of the Company, filed on December 15, 2017; (5) the Articles Supplementary of the Company, filed on March 23, 2018; (6) the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated June 2, 2015 (the “Partnership Agreement”), and any amendments thereto through the date hereof; (7) the Second Amendment to the Partnership Agreement, dated September 11, 2017; (8) the Third Amendment to the Partnership Agreement, dated December 15, 2017; (9) the Fourth Amendment to the Partnership Agreement, dated March 23, 2018; (10) the Fifth Amendment to the Partnership Agreement, dated July 19, 2018; (11) the Equity Distribution Agreement, dated December 12, 2016, as amended by Amendment No. 1 dated May 19, 2017 and Amendment No. 2 dated October 4, 2018 (as amended, the “Equity Distribution Agreement”), by and between UBS Securities LLC, Robert W. Baird & Co. Incorporated, Capital One Securities, Inc., Mizuho Securities USA LLC (f/k/a Mizuho Securities USA Inc.), B. Riley FBR, Inc. (f/k/a FBR Capital Market & Co.), KeyBanc Capital Markets Inc., and BMO Capital Markets Corp.; (12) other public filings of the Company with the Commission such as Forms 10-Q and 10-K; and (13) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. The opinions set forth in this letter also are based on certain written factual representations and covenants made by an officer of the Company, in the Company’s own capacity and in its capacity as the general partner of the Operating Partnership, in a letter to us of even date herewith (the “Officer’s Certificate”) relating to, among other things, those factual matters as are germane to the determination that the Company and the Operating Partnership, and the entities in which they hold direct or indirect interests, have been and will be formed, owned and operated in such a manner that the Company has and will continue to satisfy the requirements for qualification as a REIT under the Code (collectively, the Officer’s Certificate and the documents described in the immediately preceding sentence are referred to herein as the “Transaction Documents”).

In our review, we have assumed, with your consent, that all of the factual representations, covenants and statements set forth in the Transaction Documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed that the Company and the Operating Partnership each will be operated in the manner described in the relevant Transaction Documents. We have, consequently, assumed and relied on your representations that the information presented in the Transaction Documents (including, without limitation, the Officer’s Certificate and the exhibits thereto) accurately and completely describe all material facts relevant to our opinion. We have not undertaken any independent inquiry into, or verification of, these facts for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or Transaction Documents in a material way. Our opinion is conditioned on the continuing accuracy and completeness of such representations, covenants and statements. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Transaction Documents may affect our conclusions set forth herein.

Global Net Lease, Inc.

October 4, 2018

We also have assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

With respect to matters of Maryland law, we have relied upon the opinion of Venable LLP, counsel for the Company, dated as of the date hereof, that the Company is a validly organized and duly incorporated corporation under the laws of the State of Maryland.

Based upon, and subject to the foregoing and the discussion below, we are of the opinion that:

(i)	commencing with the Company’s taxable year ended on December 31, 2013, the Company has been organized in conformity with requirements for qualification as a REIT under the Code, and the Company’s actual method of operation through the date hereof has enabled it to meet and, assuming the Company’s election to be treated as a REIT is not either revoked or intentionally terminated, the Company’s proposed method of operation will enable it to continue to meet, the requirements for qualification and taxation as a REIT under the Code;

(ii)	the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” to the extent it constitutes matters of law, summaries of legal matters or legal conclusions, is a fair and accurate summary of the U.S. federal income tax considerations that are likely to be material to a holder of the Company’s Stock; and

(iii)	the Operating Partnership has been and will be taxed as a partnership or a disregarded entity and not an association or publicly traded partnership (within the meaning of Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year.

Global Net Lease, Inc.

October 4, 2018

We express no opinion on any issue relating to the Company, the Operating Partnership or the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” other than as expressly stated above.

The Company’s qualification and taxation as a REIT will depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code as described in the Registration Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. Proskauer Rose LLP will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company and the Operating Partnership, the sources of their income, the nature of their assets, the level of the Company’s distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for the Company’s qualification and taxation as a REIT.

This opinion letter is rendered to you for your use in connection with the Prospectus and may be relied upon by you and your stockholders. Except as provided in the next paragraph,  this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person for any other purpose (other than as required by law) without our express written consent.

We consent to the use of our name under the caption “Legal Matters” in the Prospectus and to the use of these opinions for filing as Exhibit 8.1 to the Company’s Current Report on Form 8-K filed on the date hereof. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Proskauer Rose LLP